EXHIBIT 10.1

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is made and entered into effective as of September 23, 2004 (the “Effective Date”), by and between Coming Home Studios, LLC, a California limited liability company (“CHS”), and SRS Labs, Inc., a Delaware corporation (“SRS”).

RECITALS:

A.                                 CHS is a live concert DVD and television production company focusing on working with artists to obtain exclusive rights to film and record live concert performances, produce a finished audiovisual entertainment product and distribute the show for DVD/home video and broadcast.

B.                                     SRS develops and licenses audio enhancement technologies including a technology commonly known as Circle Surround and Circle Surround II.

C.                                   The parties desire that CHS use SRS technologies, and particularly the Circle Surround technologies, in the recording and production of its music DVD productions. The parties further desire to create new opportunities to promote their respective brands and products.

D.                                  Concurrently with this Agreement, the parties have also entered into an Operating Agreement for the CHS/SRS LLC, a California Limited Liability Company in which the parties are the only members, pursuant to which SRS is providing financing for certain, selected music DVD productions and CHS is contributing its rights with respect thereto.  CHS is the sole manager of that LLC.

AGREEMENT

Now, therefore, in consideration of the above recitals and the mutual covenants set forth below, the parties agree as follows:

1.                                      Co-promotional Activities. The parties will use their reasonable, good faith, best efforts to identify and implement opportunities to use and promote SRS technologies, promote CHS productions and to promote their respective brands.  Set forth below is several ways the parties will work together to achieve these strategic goals.  The list below is not exclusive, and the parties may identify and implement other opportunities, or discontinue any of the below identified opportunities, by mutual consent. The parties recognize that many of these opportunities may be subject to the consent of the artists or other third parties, and each will use their reasonable, good faith best efforts to obtain such consent.

Trade shows.  CHS and SRS will attend numerous industry-related trade shows to promote their brands.  Some of the trade shows being discussed are: POPKOM,

MIDEM, NAMM, Surround Conference and CES.  The parties will cooperate to develop a strategy and presentation appropriate for such shows.

Movie Theatres.  Both parties desire to promote their brands via movie theatres.  CHS has a working relationship  with AEG TV and Regal Cinemas.  CHS is attempting to influence Regal to improve its Digital Network.  CHS will work closely with SRS to assist  SRS in placing SRS Circle Surround in the Regal Cinemas Theatres.  CHS will use its reasonable best efforts to ensure that as digital capabilities are added to the 7000 theater network of Regal that Regal agrees to include SRS equipment and that future showings of CHS’ products at Regal are shown in SRS Circle Surround.

Video Streaming.  A goal for CHS is to begin promoting its shows through video streaming methods. CHS and SRS will work together to approach Microsoft, Apple and other video streaming companies with whom SRS has a relationship to promote CHS and SRS products and brands.

Demo Reels.  CHS and SRS will create two demo reels to showcase CHS productions and SRS technologies and promote the parties’ brands; one reel targeting industry related companies and vendors and the other targeting consumers.

Concert DVDs.  CHS’ primary business is production of premium quality live concert DVDs.  CHS will encode all DVD products with SRS Circle Surround as part of its technology program.  CHS will assist SRS in the production (at SRS expense) of an SRS animated logo with SRS Audio. The SRS animated logo will be included in the opening credits of each DVD adjacent to the CHS animated logo, and every DVD will have the CHS and SRS logos prominently displayed for maximum awareness.  CHS will not include logo credit or otherwise promote or advertise the use of competing surround sound technologies in connection with its DVDs.  CHS and SRS ad slicks or ad cards will be included inside the DVD media case subject to approval of artist and distributor if required (each party will absorb the cost of printing its ad slick or ad card).  The parties will work cooperatively to assure that consumers are aware that the reason the productions look and sound the way they do is because of the technology and companies behind them – CHS and SRS.

Press Releases.  CHS and SRS will issue press releases upon each new release or sales plateau on each of its joint products to bring awareness to the success of  the parties’ alliance and brands.  These press releases will be geared towards consumers, industry people and the investment banking community. The content of all press releases using the name of either company, or both, shall be subject to the approval of such named company prior to release.

Web Sales.  SRS will begin to sell CHS/SRS DVDs through its website sharing revenues 50/50 after costs of goods, artists and publishing royalties and fulfillment costs.  CHS will use its reasonable best efforts to link the respective CHS and SRS websites to CHS’ various catalog artists websites for maximum exposure.

Artist Endorsements.  CHS prides itself on its close relationships with the artists with whom it works.  CHS will approach the artists and seek their consent, endorsement and assistance in promoting the CHS and SRS brands via interviews, advertisements, trade show appearances, in-store appearances, quotes for brochures, interview for the demo reels, etc.

Screening Room.  CHS and SRS will work together to approach manufactures regarding creation of a screening room in the Los Angeles area at which the parties’ productions and technologies can be demonstrated or showcased to clients, customers, artists and manufacturers.

Bundling and Premium Deals.  CHS and SRS will jointly approach various manufacturers and product representatives about bundling CHS products for sales promotions, and similar promotional activities.

Preloaded Demonstration Clips. SRS will work with various product manufacturers to promote preloading of clips from Circle Surround encoded CHS productions on media playback devices such as the Apple Vpod or the Portable Media Center supported by Microsoft.  These clips will carry the CHS and SRS logos and include information on purchase of the full-length productions. This is subject to the artist’s and label agreements and publishing licenses, if applicable.

Web Based Promotional Clips.  SRS and CHS will work together to produce short clips (approx 30 seconds) for web-based promotion on SRS’ and other websites.

Road Shows.  The parties will formulate a joint team to travel to seminars, trade shows, industry events and consumer events to promote the CHS and SRS brands, and showcase the parties’ products and technologies through demonstrations, presentations, brochures, etc.

2.                                      Expenses.    Implementation of particular opportunities will involve additional direct costs payable to third parties (“Direct Costs”). If a particular activity or project benefits one party predominately then the Direct Costs related thereto will be paid by the benefited party. If a particular activity or project benefits both parties then the Direct Costs related thereto will be shared by the parties proportional to the benefit received and if the parties cannot agree upon the proportional benefit, then the dispute will be submitted to rapid dispute resolution as hereinafter provided. . Each party will absorb its own, internal expenses (including but not limited to the expense of employees, consultants, office and administrative expenses) related to performing their respective duties under this Agreement.

3.                                      Term and Termination. Subject to earlier termination as provided below, the initial term of this Agreement expires July 9, 2006 and will automatically renew for successive one (1) year terms unless notice of non-renewal is delivered by either party at least one (1) year prior to expiration the then current term.

Termination for Breach. If a party has materially breached this Agreement then the other party may terminate this Agreement immediately upon delivery of notice; provided however, if the breach is capable of cure, then the breaching party will have thirty (30) days to cure the breach and avoid termination.

Termination for Assignment or Bankruptcy. This Agreement may be terminated by a party if the other party hereunder seeks protection under any bankruptcy, reorganization, insolvency or other debtor relief or protection law, makes any assignment of assets for the benefit of creditors, becomes generally unable to pay its debts when due, or has any such proceeding filed against it which is not fully dismissed within ninety (90) days after filing.

4.                                    General Provisions.

LIABILITY LIMITATION. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, WHETHER IN AN ACTION IN CONTRACT OR TORT RELATING TO OR ARISING FROM THIS AGREEMENT.

Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of California, USA, without regard to choice of law principles.

Rapid Dispute Resolution.  All disputes, claims or controversies, of any nature, arising out of or relating to this Agreement, that are not resolved by the parties’ good faith attempt to negotiate a resolution shall be submitted to one judicial referee, pursuant to the provisions of California Code of Civil Procedure. The referee shall have substantial experience in resolving disputes involving software and technology. The referee, without jury, is to try the entire case, including any issues of fact and/or law, and is to report his statement of decision in writing to the Court within twenty days after the close of testimony.  The statement of decision shall be filed with the court and judgment entered thereon in the same manner as if the action had been tried by the superior court.  The referee shall also hear and determine any post-trial motions, including, but not limited to, motions for new trial.  The parties agree that all matters shall be subject to reference in Orange County, California. The prevailing party in any proceeding shall be entitled to recover its reasonable attorneys’ fees, expert witness fees and other costs of suit in addition to any other relief to which it may be entitled.  Notwithstanding the foregoing, actions for equitable relief for breach of confidential information or other obligations for which equitable relief is appropriate may be brought in any court of competent jurisdiction.

Entire Agreement. This Agreement, including the exhibits if any constitutes the entire agreement between the parties, except for any agreements relating to the protection of confidential information in which case this Agreement is supplemental thereto and shall supercede such prior agreements only to the extent inconsistent with the prior agreement.

Assignment. Neither party may transfer, assign or sublicense its rights or duties under this Agreement without the prior written approval of the other party. A merger, sale of substantially all the assets of a party or other business combination will not be considered an assignment for purposes of this provision.

Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give any other person or entity any legal or equitable rights hereunder.

Amendments and Waiver. No amendment of this agreement will be effective unless it is writing and signed by a duly authorized representative of all parties. No waiver of any provision of this Agreement will be effective unless contained in a writing referring specifically to such provision and signed by the party against whom the waiver is alleged. Any waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective permitted successors and assigns.

Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

Confidentiality.  Confidential Information means non-public information concerning a party’s technology, research and development, technical specifications and designs, trade secrets, customers, personnel, financial information, and other information either marked as confidential or proprietary or due to the nature of the information and the circumstances of its disclosure would be understood by a reasonable businessperson as confidential or proprietary.  Confidential Information does not include information that a receiving party can demonstrate (a) was or becomes a part of the public domain other than as a result of a disclosure by the receiving party or its directors, officers, employees, agents, contractors or advisors (“Representatives”); (b) was or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided that such source is not bound by a confidentiality obligation with disclosing party; (c) was within the receiving party’s possession prior to it being furnished to the receiving party by or on behalf of the disclosing party provided the source of such information was not bound by a confidentiality obligation owed to the disclosing party with respect thereto or (d) was developed by the receiving party independent of any use of or reference to the Confidential Information.

Any and all Confidential Information received by a party hereunder (the “Receiving Party”) that is furnished by or on behalf of the other party (the “Disclosing Party”) in connection with this Agreement will only be used for the purposes of exercising the rights and performing the obligations of the Receiving Party under this Agreement or the CHS SRS LLC agreements.  All Confidential Information will be kept confidential by the Receiving Party and its Representatives; provided, however, Confidential Information may be disclosed (a) to the Receiving Party’s Representatives who need to know such information in order to accomplish the business purpose for which the Confidential Information was disclosed (collectively the “Informed Persons”); (b) pursuant to a lawful subpoena issued by a court of competent jurisdiction provided prior notice and opportunity to defend is given to the Disclosing Party or as otherwise reqired by law; and (c) to any person or entity to which the Disclosing Party consents in advance and in writing.  The Receiving Party will take appropriate and reasonable steps to ensure the protection, confidentiality and security of the Confidential Information including, but not limited to, ensuring that all Informed Persons are aware of the confidential and/or proprietary nature of the Confidential Information and have themselves signed confidentiality agreements providing substantially the same protections for the Disclosing Party as are provided under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

COMING HOME STUDIOS LLC

By:	/S/ DANIEL E. CATULLO III
Name:	Daniel E. Catullo III
Title:	Manager

SRS LABS, INC.

By:	/S/ THOMAS C.K. YUEN
Name:	Thomas C.K. Yuen
Title:	Chairman and Chief Executive Officer